Exhibit l

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0523 F: +1 202.637.3593 lisamorgan@ eversheds-sutherland.com

April 18, 2017

Fidus Investment Corporation

1603 Orrington Avenue, Suite 1005

Evanston, Illinois 60201

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Fidus Investment Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) of a Post-Effective Amendment No. 4 to the registration statement on Form N-2 on April 13, 2017 (File No. 333-202531) (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $300,000,000 in aggregate of the following securities:

(i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

(ii) shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Shares” and, together with the Common Stock, the “Shares”);

(iii) debt securities of the Company (“Debt Securities”);

(iv) warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”); and

(v) subscription rights to purchase Common Stock (the “Rights,” and together with the Common Stock, the Preferred Stock, the Debt Securities and the Warrants, the “Securities”).

The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

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The Debt Securities are to be issued under an indenture (the “Indenture”) entered into by and between the Company and U.S. Bank National Association as trustee (the “Trustee”). The Warrants will be issued under one or more warrant agreements to be entered into by and between the Company and the purchasers thereof or a warrant agent to be identified in the applicable agreement (each a “Warrant Agreement”). The Rights are to be issued from time to time pursuant to one or more subscription rights agreements to be entered into by and between the Company and the purchasers thereof or a rights agent to be identified in the applicable agreement (each a “Rights Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies of such records, documents or other instruments as we in our judgment have deemed to be necessary or appropriate to enable us to render the opinions hereinafter expressed, including, without limitation, the following:

(i)	The Articles of Amendment and Restatement of the Company, certified as of a recent date by an officer of the Company (the “Charter”);

(ii)	The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

(ii)	The Indenture filed as Exhibit (d)(5) to the Registration Statement, initially filed with the SEC on April 29, 2016 and incorporated by reference therein;

(iii)	A certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of a recent date (the “Certificate of Good Standing”); and

(iv)	The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization of the issuance, offer and sale of the Securities pursuant to the Registration Statement, certified as of the date hereof by an officer of the Company (collectively, the “Resolutions”).

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed (i) without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company, (ii) that the Warrant Agreements and the Rights Agreements will be governed by the laws of the state of New York, and (iii) that the Indenture, the Warrant Agreements and the Rights Agreement will be valid and legally binding obligations of the parties thereto (other than the Company).

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on a certificate of an officer of the Company. We have also relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion). We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinions set forth below are limited to the effect of the Maryland General Corporation Law (the “MGCL”) and as to the Debt Securities, the Warrants and the Rights, constituting valid and legally binding obligations of the Company, the laws of the state of New York, in each case, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of the State of Maryland or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Securities pursuant to the Registration Statement. Our opinions expressed in this opinion letter as to enforceability are subject to (a) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and we express no opinion as to the enforceability of rights to indemnity and contribution to the extent it may be limited by federal or state securities laws of principles of public policy. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based on and subject to the foregoing, and subject to the assumptions, limitations and other matters set forth in this opinion letter, we are of the opinion that:

1.

Assuming that (i) the issuance, offer and sale of the Shares from time to time and the final terms and conditions of such issuance, offer and sale, including those relating to the price and amount of the Shares to be issued, offered and sold, have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the MGCL, the Charter, the Bylaws and the Resolutions, (ii) the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Shares, the total number of shares of Common Stock, in the case that the Shares so issued are Common Stock, or Preferred Stock, in the case that the Shares so issued are Preferred Stock, issued and outstanding does not exceed the total number of shares of Common Stock, in the case that the Shares so issued are Common Stock, or

Preferred Stock, in the case that the Shares so issued are Preferred Stock, that the Company is then authorized to issue under the Charter, (iv) the Certificate of Good Standing remains accurate, (v) in the case of shares of Common Stock or Preferred Stock issuable upon the exercise of the Warrants or shares of Common Stock issuable upon the exercise of the Rights, the assumptions stated in paragraphs numbered (3) and (4) below are true and correct and (vi) prior to the issuance of a series of Preferred Stock, an appropriate certificate of designation or board resolution relating to such series of Preferred Stock will have been duly authorized by the Company and filed with and accepted for record by the SDAT of the State of Maryland, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

2.	Assuming that (i) the Indenture relating to the Debt Securities has been duly authorized, executed and delivered by each of the Company and the Trustee in accordance with the terms of the Indenture, (ii) the issuance, offer and sale of the Debt Securities from time to time and the final terms and conditions of the Debt Securities to be so issued, offered and sold, including those relating to price and amount of Debt Securities to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the Indenture, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, and (iii) the Debt Securities have been (a) duly executed and delivered by the Company and duly authenticated by the Trustee in accordance with the Indenture and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof, (iv) the Debt Securities do not include any provision that is unenforceable against the Company; (v) at the time of issuance of the Debt Securities, after giving effect to such issuance of the Debt Securities, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended, giving effect to Section 61(a)(1) thereof, the Debt Securities will constitute valid and legally binding obligations of the Company.

3.

Assuming that (i) the Warrant Agreements relating to the Warrants have been duly authorized, executed and delivered by the parties thereto, and that no terms included therein would affect the validity of the opinion expressed in this paragraph numbered (3), (ii) the issuance, offer and sale of Warrants from time to time and the final terms and conditions of the Warrants to be so issued, offered and sold, including those relating to price and amount of Warrants to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Warrant Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Warrants have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Warrant Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company.

4.	Assuming that (i) the Rights Agreements relating to the Rights have been duly authorized, executed and delivered by the parties thereof, and that no terms included therein would affect the validity of the opinion expressed in this paragraph numbered (4), (ii) the issuance, offer and sale of Rights from time to time and the final terms and conditions of the Rights to be so issued, offered and sold, including those relating to price and amount of Rights to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Rights Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Rights have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Rights Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Rights will constitute valid and legally binding obligations of the Company.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP